NORTHWESTERN PUBLIC SERVICE COMPANY
                            Huron, South Dakota







                                 NOTICE OF
                              ANNUAL MEETING
                            AND PROXY STATEMENT





                              Annual Meeting
                              of Stockholders
                                May 3, 1995

                    NORTHWESTERN PUBLIC SERVICE COMPANY
                             Corporate Office
                              33 Third St. SE
                              P. O. Box 1318
                      Huron, South Dakota 57350-1318
                                                            March 24, 1995

Dear Stockholder:

     You are invited to attend the Annual Meeting of Stockholders of Northwestern Public Service Company, which will be held at the Crossroads Convention Center, 100 Fourth Street S.W., in Huron, South Dakota on May 3, 1995, at 11:00 a.m., local time. Enclosed is a formal Notice of Annual Meeting and Proxy Statement, together with a proxy and return envelope for use of stockholders who are unable to be present in person at the meeting.

     As disclosed in the formal Notice and Proxy Statement, the only matter scheduled to be acted upon at the meeting is the election of three directors in Class I of the Board of Directors. The election of directors will be by a plurality of the votes cast by the holders of the outstanding shares of Common Stock of the Company. Only holders of Common Stock of the Company are entitled to vote for election of directors.

     Regardless of the size of your holdings, please make certain that your shares are represented at the meeting, whether or not you are personally able to attend. We will sincerely appreciate your signing, dating, and returning the enclosed proxy card at this time. A postage-paid envelope is enclosed for your convenience.

     If, after returning your proxy, you find that you are able to attend the meeting in person and wish to personally vote your shares, you may revoke your proxy at that time and personally vote your shares at the meeting. In either event, it is important that your shares are voted at this Annual Meeting.

                              Very truly yours,


                              /s/ M. D. Lewis

                              M. D. Lewis
                              President and Chief Executive Officer



                      VOTING YOUR PROXY IS IMPORTANT

     TO INSURE THAT YOUR SHARES ARE REPRESENTED AT THIS MEETING,
     HOWEVER SMALL YOUR HOLDINGS, IT IS ESSENTIAL THAT YOU SIGN,
     DATE, AND RETURN THE ENCLOSED PROXY CARD PROMPTLY.

          A self-addressed envelope, which requires no postage if mailed in the United States, is enclosed for your convenience.
                    NORTHWESTERN PUBLIC SERVICE COMPANY
                             Corporate Office
                              33 Third St. SE
                              P. O. Box 1318
                      Huron, South Dakota 57350-1318


                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


TO THE HOLDERS OF COMMON STOCK OF
NORTHWESTERN PUBLIC SERVICE COMPANY:

     The Annual Meeting of Stockholders of Northwestern Public Service Company (the "Company") will be held at the Crossroads Convention Center, 100 Fourth Street S.W., Huron, South Dakota, on Wednesday, May 3, 1995, at 11:00 a.m., local time, for the following purposes:

     (1) To elect three members of Class I of the Board of Directors of the Company to hold office until the Annual Meeting of Stockholders in 1998, and until their successors are duly elected and have qualified; and

     (2) To transact such other business as may properly come before the meeting.

     The Board of Directors of the Company has fixed the close of business on March 6, 1995, as the record date for determining the holders of Common Stock entitled to notice of and to vote at the meeting or any adjournment thereof. The stock transfer books of the Company will not be closed. A list of stockholders entitled to vote at the meeting will be maintained at the corporate office of the Company, and such list will be open to examination by stockholders for a period of ten days prior to the meeting. Only the holders of Common Stock will be entitled to vote upon the foregoing proposals.

     You are encouraged to sign, date and return your proxy in the enclosed self-addressed postage-paid envelope. If you are able to attend the Annual Meeting and wish to vote in person, you may do so whether or not you have returned your proxy.

                         BY ORDER OF THE BOARD OF DIRECTORS


                         /s/ Alan D. Dietrich

                         ALAN D. DIETRICH
                         Vice President-Corporate Services
                         and Corporate Secretary

March 24, 1995
                    NORTHWESTERN PUBLIC SERVICE COMPANY
                             Corporate Office
                              33 Third St. SE
                              P. O. Box 1318
                      Huron, South Dakota 57350-1318

            Proxy Statement for Annual Meeting of Stockholders
                          To be held May 3, 1995

     This statement is expected to be mailed to stockholders on March 24, 1995, and is furnished in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the Annual Meeting of Stockholders to be held on May 3, 1995. The Company will bear all costs of the solicitation. In addition to solicitation by mail, officers and employees of the Company may solicit proxies by telephone or in person. McCormick & Pryor, Ltd. has been retained by the Company to assist in the solicitation of proxies at an anticipated cost to the Company of $4,250, plus out-of-pocket expenses. Also, the Company will, upon request, reimburse brokers or other persons holding stock in their names or in the names of their nominees for reasonable expenses in forwarding proxies and proxy material to the beneficial owners of stock.

     Holders of Common Stock of record at the close of business on March 6, 1995, will be entitled to one vote for each share of Common Stock held by them on all matters to be voted upon at the meeting. As of March 6, 1995, there were outstanding 7,677,232 shares of Common Stock. The only person known to the Company to own beneficially (as defined by the Securities and Exchange Commission for proxy statement purposes) more than 5% of the outstanding Common Stock of the Company is the Northwestern Public Service Company Employee Stock Ownership Plan and Trust (ESOP), whose Trustee is a committee of employees of the Company, 33 3rd Street SE, Huron, South Dakota 57350. The ESOP is beneficial owner of 622,063 shares (8.10%) of the outstanding Common Stock of the Company. The Common Shares owned by the ESOP are held in trust for the benefit of participants in the ESOP, and the Trustee has sole investment power over the Common Shares held in trust. Employee participants are entitled to instruct the Trustee on how to vote all Company Common Shares allocated to their accounts (presently 423,272) and will receive a separate Proxy for voting such shares. All Common Shares held by the ESOP (presently 198,791 shares) will be voted by the Trustee.

     Stockholders who execute proxies may revoke them at any time prior to the exercise thereof by giving written notice of such revocation to the Corporate Secretary of the Company or by filing another proxy with him.

     Shares of Common Stock which are represented at the Annual Meeting by the holders of record in person or by their proxies will be counted as present for quorum purposes. This will include shares represented by proxies who have been instructed to abstain from voting for the election of directors and shares held of record by nominees who are present in person or by proxies but do not have authority to vote the shares for the election of directors. However, if a quorum is present, directors are elected by a plurality of votes actually cast in the election.

                           ELECTION OF DIRECTORS

     In accordance with the Company's Restated Certificate of Incorporation and By-laws, the Company's directors are elected to staggered terms on a classified Board of Directors. At this Annual Meeting of Stockholders, three directors will be elected to Class I of the Board of Directors, to hold office for a term of three years, until the Annual Meeting of Stockholders in 1998, and until their respective successors are duly elected and have qualified. The election of each director is to be by a plurality of the votes cast in each case by holders of Common Stock. Proxies which the Company receives will be voted as directed on the proxy, and if no direction is given, proxies will be voted for the election of the three nominees in Class I named below as directors.

     In the event of the inability or unwillingness of one or more of these nominees to serve as a director at the time of said meeting, or of any adjournment thereof, the shares represented by the proxies may (in the discretion of the holders of said proxies) be voted for other nominees not named herein, in lieu of those unable or unwilling to serve. Each of the nominees has consented to be named and to serve if elected. Management is not aware that any of the nominees will be unable to serve.

     All of the nominees as directors in Class I are presently serving as directors and have done so for more than four years.

     The following information, including principal occupation or employment for the past five or more years, is furnished with respect to each director whose term of office will continue after this Annual Meeting and to the following nominees to Class I of the Board of Directors:

                                                  Period         Age on
                     Principal Occupation         Served as      March 1,
Nominee              or Employment                Director       1995
----------------     ------------------------     ----------     --------

Herman Lerdal        Banking and Business         April 1975     66
                     Consultant; formerly         to date
                     Banker and College
                     Development Officer,
                     Sioux Falls, South Dakota.

Raymond M. Schutz    Attorney and partner in      October 1990   65
                     the law firm of Siegel,      to date
                     Barnett & Schutz since
                     1963, Aberdeen, South
                     Dakota.

Bruce I. Smith       Attorney and partner in      May 1989       53
                     the law firm of Luebs,       to date
                     Leininger, Smith, Busick
                     & Johnson since 1978,
                     Grand Island, Nebraska.

     The following information, including principal occupation or employment for the past five or more years, is furnished with respect to directors in Class II whose terms expire in 1996:

                                                  Period         Age on
                     Principal Occupation         Served as      March 1,
Director             or Employment                Director       1995
-----------------    ------------------------     ----------     --------

Larry F. Ness        President and Chief          August 1991    49
                     Executive Officer of         to date
                     Dakota Financial Corp.
                     and Vice Chairman and
                     Chief Executive Officer
                     of First Dakota National
                     Bank, Yankton, South Dakota.

Jerry W. Johnson     Dean of the School of        May 1994       54
                     Business, University of      to date
                     South Dakota, Vermillion,
                     South Dakota since 1990;
                     formerly Professor of
                     Economics of USD School of
                     Business.

W. W. Wood           President of W/3 Company,    April 1968     68
                     a diversified investment     to date
                     firm, North Platte,
                     Nebraska.

     The following information, including principal occupation or employment for the past five or more years, is furnished with respect to directors in Class III whose terms expire in 1997:

                                                  Period         Age on
                     Principal Occupation         Served as      March 1,
Director             or Employment                Director       1995
----------------     ------------------------     ----------     --------

Aelred J. Kurtenbach President and Chief          May 1994       61
                     Executive Officer of         to date
                     Daktronics, Inc.,
                     manufacturer of large
                     computer programmable
                     displays, Brookings,
                     South Dakota.

M. D. Lewis          President and Chief          February 1993  47
                     Executive Officer since      to date
                     February 1994; Formerly
                     Executive Vice President
                     from May 1993 to February
                     1994; Executive Vice
                     President-Corporate
                     Services from November
                     1992 to May 1993; Assistant
                     Secretary from May 1982 to
                     May 1993; Vice President-
                     Corporate Services from
                     1987 to 1992 of the Company,
                     Huron, South Dakota.

R. A. Wilkens        Chairman since February      May 1980       66
                     1994; Formerly President     to date
                     and Chief Executive
                     Officer from December 1990
                     to February 1994; President
                     and Chief Operating Officer
                     from 1980 to 1990 of the
                     Company, Huron, South Dakota.

                 INFORMATION CONCERNING BOARD OF DIRECTORS

     There is no family relationship among any of the directors, nominees or executive officers of the Company.

     The preceding information relative to the principal occupation or employment of each of the nominees, as well as the information hereinafter set forth as to beneficial ownership of securities of the Company by directors, nominees and officers of the Company, is based on information furnished to the Company by such persons.

Meetings of the Board of Directors

     The Board of Directors held four regular meetings and two special meetings during 1994. Each director attended more than 75 percent of the aggregate of the meetings of the Board of Directors and the committee on which he served.

Audit Committee

     The Board of Directors has a standing Audit Committee which is composed of not less than three directors who are not employees of the Company. The present members of the Audit Committee are Herman Lerdal, Jerry W. Johnson and Bruce I. Smith. The Audit Committee held two meetings during 1994. The principal functions of the Audit Committee are to recommend to the Board of Directors the appointment of independent public accountants to conduct the annual audit of the Company's financial statements, to review the scope of the annual audit, to approve services performed by the independent public accountants, considering the possible effect thereof on their independence, to review the report of the independent public accountants relating to the annual audit, and to review the Company's internal financial and accounting controls.

Nominating and Compensation Committee

     The Board of Directors also has a standing Nominating and Compensation Committee which is composed of not less than three directors who are not employees of the Company. The present members of the Nominating and Compensation Committee are Raymond M. Schutz, Aelred J. Kurtenbach, Larry
F. Ness and W. W. Wood. The Nominating and Compensation Committee held four meetings during 1994. The function of the Nominating and Compensation Committee is to recommend to the Board of Directors the nominees to be presented by the Board of Directors to the stockholders for election to the Company's Board of Directors, to recommend to the Board of Directors the persons to be elected as officers of the Company, and to recommend compensation of directors and officers of the Company. The Nominating and Compensation Committee will consider nominees for directors recommended by stockholders. Such recommendations may be addressed to the Committee, in care of the corporate office of the Company.

                    SECURITIES OWNERSHIP BY MANAGEMENT

     The following table sets forth information, as of January 1, 1995, with respect to shares of the Common Stock owned by the directors, nominees for director, certain executive officers of the Company and by all directors and executive officers of the Company as a group:

                               Amount & Nature
                         of Beneficial Ownership (1)
    Name of              -----------------------------       Percent of
Beneficial Owner         Individual (2)      Joint (3)      Common Stock
----------------         --------------      ---------      ------------

Aelred J. Kurtenbach                            206               *
Jerry W. Johnson                 250                              *
Herman Lerdal                    751                              *
Larry F. Ness                                   234               *
Raymond M. Schutz                847                              *
Bruce I. Smith                                1,108               *
W. W. Wood                     2,258                              *
R. A. Wilkens                  8,422          3,845               *
M. D. Lewis                    4,422            388               *
A. R. Donnell                  4,182 (4)      3,563               *
R. F. Leyendecker              5,276                              *
W. D. Craig                      661            293               *
R. R. Hylland                    281                              *
                              ------         ------
All directors &
executive officers            38,022         10,872               *

*Less than 1%.

(1) Shares shown represent both record and beneficial ownership. None of such shares is subject only to a right to acquire beneficial ownership.

(2) Shares held individually by employees include shares held by the Trustee of the Company's Employee Stock Ownership Plan for the benefit of participating employees.

(3)  Shares held jointly owned with spouse or other family member(s).

(4) Included are 129 shares that Mr. Donnell holds as custodian for his grandchildren.

     With the exception of Thomas A. Gulbranson, Vice President of the Company, none of the directors, nominees and executive officers of the Company beneficially owns any of the Company's Cumulative Preferred Stock ($100 par value). Mr. Gulbranson, together with other family members, jointly owns 13 shares (0.0005%) of the Company's 4 1/2% Cumulative Preferred Stock.

             COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Executive Management Compensation

     The Nominating and Compensation Committee of the Board of Directors consists of not less than three directors who are not officers or employees of the Company. The Committee has overall responsibility to nominate persons to serve as executive officers of the Company and to review and recommend compensation for the members of the Board of Directors and for the executive officers. The Committee also reviews and recommends to the full Board of Directors any benefit plans for officers and employees and any awards made under the Company's Performance Incentive Plan and Phantom Stock Unit Plan.

     The Nominating and Compensation Committee and the management of the Company are committed to the principle that compensation should be commensurate with performance. Base salary compensation is determined by the potential impact the individual has on the Company, the skills and experiences required by the job, and the performance and potential of the incumbent in the job.

     Mr. Lewis was paid $140,000 as a transitional base salary as the incoming President and Chief Executive Officer of the Company until May, 1994 when his base salary was set at $184,000. In determining his base salary, the Committee considered his responsibilities as leader of the Company and to the long-term success of the organization. The Committee also compared his base salary to that of the other midwestern utility companies used in the management incentive compensation plan, and his base salary is in the low end of the range of chief executive officers compared. For the other named executive officers of the Company, their base salaries are also based upon their respective responsibilities in the organization, and when compared to the other midwestern utility companies, are in the low end of the range of similar positions with such companies.

     The philosophy for incentive compensation is to provide rewards when financial objectives are achieved, and provide reduced or no benefits when the objectives are not achieved. These objectives are designed to increase shareholder value. In February, 1989, the Board of Directors adopted the Company's Performance Incentive Plan which is a management incentive compensation plan involving certain eligible employees of the Company. The purpose of the plan is to motivate and reward outstanding performance by the executive officers and managers of the Company in meeting short-term goals which support long-term objectives important to stockholders and ratepayers. Awards under the plan are based upon three factors measuring annual performance: (1) a ranking of the Company's performance in four areas of measurement in relation to a pre-selected comparison group of ten midwestern utilities in four statistical areas (the comparison group is made up of neighboring utility companies, some of which are combination gas and electric utilities and some of which are electric utilities), (2) the Company's achievement of two overall objectives established at the beginning of the year by the Nominating and Compensation Committee, and (3) an individual employee's achievement of management-established individual or department goals. At the end of the year, a percentage is computed and totaled for each eligible employee for each of the factors, with the first factor carrying 50% of the weight, and the other factors each carrying 25%. If the eligible employee's composite level is 25% or greater, a cash incentive award varying from five to twenty-five percent of annual salary will be paid to the employee, unless employment with the Company has been terminated for any reason other than death, disability or retirement at age 65 or such earlier date as the Board of Directors designates. Awards under the management incentive compensation plan are made by the Board of Directors, upon recommendation by the Nominating and Compensation Committee, at the annual meeting in May of each year.

     In August 1994, the Board of Directors adopted an incentive compensation plan for the officers and directors of Northwestern Growth Corporation (NGC), the Company's wholly owned subsidiary which manages its nonutility investments. Under the plan, the NGC officers and directors may receive incentive compensation awards based upon improvements in the after-tax investment returns above the returns previously achieved in such investments. Mr. Hylland as NGC President and Chief Operating Officer shall be excluded from the Company's Performance Incentive Plan to the extent awards are made under the NGC plan, and other NGC officers, directors, or employees shall have any awards under the Company's Performance Incentive Plan reduced by up to 50% for awards made under this plan.

     As a complement to the Company's Performance Incentive Plan, the Board of Directors in 1989 also adopted a long-term incentive compensation plan which is intended to create incentives for participants relating to the long-term performance of the Company's Common Stock, to encourage continued employment with the Company or service on the Board of Directors, and to promote awareness of the performance of the Company's Common Stock. All officers and directors of the Company are eligible to participate in the long-term incentive plan. The Board of Directors determines the recipients, if any, and the amount of the awards, upon the recommendation of the Nominating and Compensation Committee. Under the long-term incentive compensation plan, an annual award of performance units may be made to any or all directors or officers. A performance unit is equal in value to the fair market value of one share of the Company's Common Stock. Because the value of the performance units at any point in time is established by reference to the fair market value of the Company's Common Stock, the performance units are sometimes referred to as "phantom stock units." The annual award of the performance units is held in an account for the participant for a period of five years, during which time units equal in value to the dividends paid on the Company's Common Stock are added to the account. At the end of each five-year rolling period, the value of the matured account for one year is paid in cash to the recipient if he or she at that time is an officer or director of the Company. If the recipient is not an officer or director of the Company at the end of the five-year period, the performance unit award is forfeited unless there has been a termination due to death, disability or retirement of the recipient. The value of the award at maturity is determined by multiplying the accumulated performance units which have matured by the average of the closing prices of the Company's Common Stock for the ten days preceding such event. Individual annual awards are set at 200 performance units for directors. For executive officers, individual annual awards are considered by the Board of Directors during their annual meeting in May each year. Incentive compensation awards made in 1994 were based upon the Company's Common Stock performance and the Board's evaluation of the individual executives' contributions to the Company's success.

                   NOMINATING AND COMPENSATION COMMITTEE

     Raymond M. Schutz, Chairman             Aelred J. Kurtenbach
     Larry F. Ness                           W. W. Wood

     The following table sets forth the compensation paid by the Company during the fiscal years indicated for services in all capacities to the two officers who served as chief executive officer during 1994 and to the four most highly compensated of the other executive officers whose total salary and bonus exceeded $100,000:

                        Summary Compensation Table

                                                Long-
                                                Term         All
                       Annual Compensation(1)   Compen-      Other
Name and               ----------------------   sation       Compen-
                       Salary      Bonus(2)     Payout(4)    sation(5)
Position         Year    ($)          ($)          ($)          ($)
---------------  ----  ---------   -----------  ---------    ----------
R. A. Wilkens    1994    23,375        (3)         (6)          17,458
President &      1993   180,814       28,500           0        15,369
Chief Execu-     1992   166,717            0           0        16,594
tive Officer
until February,
1994; Chairman
of the Board
thereafter

M. D. Lewis      1994   157,000        (3)        11,171        14,312
President &      1993    98,771       15,900           0         6,634
Chief Execu-     1992    82,412            0           0         6,667
tive Officer

A. R. Donnell    1994    99,829        (3)        16,757        13,380
Vice President-  1993    93,332       14,460           0         7,937
Energy           1992    89,208            0           0         6,652
Operations

R. R. Hylland    1994    95,242        (3)             0         5,516
Vice President-  1993    84,458       33,500           0         4,102
Finance &        1992    76,208            0           0         2,658
Corporate
Development

W. D. Craig      1994    94,667        (3)        16,757         7,295
Vice President   1993    89,979       11,100           0         6,125
                 1992    84,479            0           0         4,887

R.F. Leyendecker 1994    90,708        (3)        11,171        12,664
Vice President-  1993    86,215       23,850           0         8,616
Energy Services  1992    82,667            0           0         8,343

(1) Certain employee benefits are not reported as compensation in this table, when by reason of their nature or amount, they are not required to be set forth herein under applicable rules of the Securities Exchange Commission.

(2) The amounts in the bonus column for 1993 are cash awards pursuant to the Company's Performance Incentive Plan, which is described under Executive Management Compensation, and in addition, the Company awarded special cash bonuses to Mr. Hylland and to Mr. Leyendecker of $20,000 and $15,000, respectively, which sums are included in the 1993 total. No awards were made to executive officers for the 1992 plan year.

(3) The award earned by the executives in 1994, if any is to be paid under the Performance Incentive Plan, will be determined in May 1995.

(4) The amounts in this column represent the cash payout from the Company's Long-Term Incentive Compensation Plan at the end of the five-year period since the award was made in 1989.

(5) The amounts in this column include the Company's contributions to the Employee Savings Plan (described below) for the executives and to the Employee Stock Ownership Plan (described below) as well as the amounts paid by the Company with respect to term life insurance for the benefit of the executives. For the executives named in this table, for 1994 such amounts under the Employee Savings Plan, ESOP Plan, and life insurance respectively, were as follows: Mr. Wilkens: $561, $13,382, and $3,515; Mr. Lewis: $4,620, $7,241, and $2,451; Mr.
     Donnell:  $2,995, $6,614, and $3,771; Mr. Hylland:  $2,857, $1,298,
     and $1,361; Mr. Craig:  $2,840, $1,934, and $2,521; and Mr.
     Leyendecker:  $2,721, $8,229, and $1,714.

(6) The payout of Mr. Wilkens' accumulated performance units is discussed below in Director Compensation.

                         Long-Term Incentive Plan

                                                 Performance or Other
                                                     Period Until
      Name               Number of Units*        Maturation or Payout
-----------------        ---------------         --------------------

M. D. Lewis                    1,250                   5 years
A. R. Donnell                    516                   5 years
R. R. Hylland                    482                   5 years
W. D. Craig                      496                   5 years
R. F. Leyendecker                474                   5 years

   *The amounts in this column represent the phantom stock awards made during 1994 pursuant to the Company's Long-Term Incentive Compensation Plan, which is described under Executive Management Compensation.

No Stock Option or SAR Tables

     Tables showing grants or exercises of stock option grants or stock appreciation rights are not included in this report because the Company does not provide these benefits as compensation to its directors or executive officers.

Director Compensation

     Directors who are not officers of the Company are paid $2,800 each quarter for serving on the Board of Directors and an attendance fee of $1,000 for attendance at each regular or special meeting of the Board of Directors. Directors are also paid $700 for each meeting of the committee on which such director serves and $300 for each quarter during which they serve as chairman of a committee of the Board of Directors. Directors may elect to defer receipt of their compensation as directors until they cease to be directors. The deferred compensation may be invested in an account which earns interest at the same rate as accounts in the employee savings plan or in a deferred compensation unit account in which the deferred compensation is converted into deferred compensation units on the basis that each unit is at the time of investment equal in value to the fair market value of one share of the Company's Common Stock, sometimes referred to as "phantom stock units." Additional units based on the dividends paid on the Company's Common Stock are added to the directors' deferred compensation unit account. Following the director's retirement, the value of the deferred compensation units is paid in cash in an amount determined by multiplying the accumulated deferred compensation units by the average of the closing prices of the Company's Common Stock for the ten days preceding such event. Directors who are also officers are not separately compensated for services as a director. Mr. R. A. Wilkens, as Chairman of the Board, has been paid an annual fee of $50,000 payable monthly, in lieu of the normal director's fees. Upon Mr. Wilkens' retirement as Chief Executive Officer and Mr. Vaudrey's retirement as a director, they were paid their accumulated performance units: $163,616 and $28,668, respectively, under the Company's long-term incentive compensation plan.

     In 1987, directors approved a retirement plan for outside (non-employee) directors who have served as an outside director of the Company for at least five years. Upon retiring as a director, the retired director or that director's surviving spouse is entitled to receive retirement benefits equal to the quarterly retainer fee then paid to active outside directors of the Company for the same number of months as he served as a director. If the outside director retires before reaching age sixty-five, the retirement benefit to be paid upon retirement is reduced by five per cent for each year of age less than age sixty-five at the time of retirement. In no event is any retirement benefit paid to any retired director prior to age sixty-five.

Employee Savings Plan

     In 1984, the Company adopted and implemented an employee savings plan which permits all employees to defer receipt of compensation as provided in
Section 401(k) of the Internal Revenue Code. Under the provisions of this savings plan, any employee may elect to direct that up to twelve percent (12%) of his or her gross compensation be paid to the plan administrator for the employee's account. Any amount so deferred by the employee, up to a present maximum of $9,240, is exempt from current federal income tax. Directors who are not employees are not eligible to participate in this plan. To encourage participation in this employee savings plan, the Company contributes to the account of participating employees 50 cents for each one dollar contributed by the employee, up to a maximum Company contribution of three percent (3%) of the employee's gross compensation. Upon retirement from the Company, employees may receive distributions from their savings accounts held by the plan administrator.

Employee Stock Ownership Plan

     In 1976, the Board of Directors adopted the Company's Employee Stock Ownership Plan ("ESOP") pursuant to the provisions of the Tax Reduction Act of 1975 and the Tax Reform Act of 1976. All full-time employees who are at least 21 years old and have one year of service with the Company are eligible to participate in the ESOP, but directors who are not also full-time employees of the Company do not qualify to participate. The ESOP is funded with federal income tax savings which result from tax laws applicable to such employee benefit plans. Shares of stock acquired by the ESOP are allocated to participants' accounts in proportion to the compensa tion of employees during the particular year for which allocation is made. Under the provisions of the ESOP, shares held for a participant's account may be distributed to the participant or sold on behalf of the participant upon retirement from employment with the Company. Prior to distribution, dividends paid on shares in the participant's account are reinvested in additional shares.

Pension Plan

     The Company has a Pension Plan in which all employees 21 years of age and over are eligible to participate after one year of service. Directors who are not employees are not eligible to participate in the Pension Plan. The Pension Plan is a non-contributory funded plan providing an annual pension benefit upon normal retirement at age 62 or early retirement to those employees meeting the eligibility requirements under the Pension Plan. The amount of the annual pension is based upon average annual earnings for the five consecutive highest paid calendar years during the 10 years immediately preceding retirement. Upon retirement on the normal retirement date, the annual pension to which an eligible employee becomes entitled under the present Pension Plan amounts to 1.34% of average annual earnings up to the Covered Compensation base plus 1.75% of such earnings in excess of the Covered Compensation base, multiplied by all years of credited service. Covered Compensation is determined for each employee as the average of the taxable wage bases for Social Security tax purposes in each of the calendar years during the period beginning with the later of the year in which the employee reached 30 or 1961 and ending with the calendar year in which the employee reaches age 64. The annual pension benefit is not subject to any deduction for Social Security Benefits or other offset amounts.

     Based upon average annual compensation and years of credited service as illustrated in the table below, the annual pension commencing at normal retirement for retirements processed in 1995 based on the provisions of the Pension Plan as it existed on December 31, 1994, would be:

 Average                          Years of Service
 Annual      ----------------------------------------------------------
Earnings        15        20        25        30        35        40
--------     -------   -------   -------   --------  --------  --------

$ 25,000...  $ 4,968   $ 6,625   $ 8,281   $  9,937  $ 11,593  $ 13,249
  50,000...   11,531    15,375    19,218     23,062    26,905    30,749
  75,000...   18,093    24,125    30,156     36,187    42,218    48,249
 100,000...   24,656    32,875    41,093     49,312    57,530    65,749
 125,000...   31,218    41,625    52,031     62,437    72,843    83,249
 150,000...   37,781    50,375    62,968     75,562    88,155   100,749
 175,000...   44,343    59,125    73,906     88,687   103,468   118,249
 200,000...   50,906    67,875    84,843    101,812   118,780   135,749
 225,000...   57,468    76,625    95,781    114,937   134,093   153,249
 250,000...   64,031    85,375   106,718    128,062   149,405   170,749

     The years of credited service under the Pension Plan for the executive officers shown in the preceding summary compensation table are as follows:
M. D. Lewis, 19 years; A. R. Donnell, 24 years; R. R. Hylland, 5 years; W.
D. Craig, 11 1/2 years; R. F. Leyendecker, 20 years.

     The Employee Retirement Income Security Act of 1974 ("ERISA"), as amended, places limitations on the amount of the annual pension which can be paid from a tax-qualified pension plan. Under certain circumstances, the pension benefit to which an employee of the Company is entitled under the Company's Pension Plan may exceed the limitations under ERISA. In 1987, the Board of Directors adopted a Pension Equalization Plan, as permitted by ERISA, which provides for payment to retired employees of the amount by which the normal pension benefit determined in accordance with the formula provided in the Pension Plan exceeds the ERISA limitations. In this manner, all employees are treated equally in accordance with the terms of the Pension Plan.

     In 1989, the Board of Directors agreed to assure Mr. Craig a pension benefit equivalent to that which would be provided by the Company's Pension Plan if he were given credit for his 5 1/2 years of prior service with another utility company in addition to his years of service with the Company. As a result, Mr. Craig presently has 11 1/2 years of credited service for the purpose of determination of retirement benefits.

Salary Continuation Plan

     In 1983, the Company implemented a non-qualified salary continuation plan for directors and selected management employees. In 1994 a total of 66 directors and eligible employees participated in this plan. The plan provides for certain amounts of salary continuation in the event of death before or after retirement, or in the alternative, certain supplemental retirement benefits in lieu of any death benefits after age 65. Generally, death benefits will vary from 45% to 75% of salary for up to 15 years, and supplemental retirement benefits from 25% to 40% of current salary. Life insurance is carried on each plan participant in favor of the Company to indirectly fund future benefit payments. Part of the cost of the life insurance carried by the Company is allocated to participants in the plan. The program is designed so that if assumptions made as to mortality experience, policy dividends or credits, and other actuarial factors are realized, the Company will more than recover its cost of this program. Consequently, the cost of any one individual participant cannot be properly allocated or determined because of the overall actuarial plan assumptions and the cost recovery feature of the plan. Therefore, no amount attributable to this plan has been included in the summary compensation table above.

Termination Benefit Agreements

     The Company has agreements with Messrs. Lewis, Donnell, Hylland, Craig, Leyendecker, and five other officers which provide termination benefits to those officers if their employment by the Company terminates for any reason (other than death, disability, retirement at 65 or discharge for gross misconduct in the performance of employment duties that materially injures the Company) within one year after a change-of-control event. A "change-of-control" event occurs either (i) if the Company is acquired, or if 20% of its outstanding Common Stock is acquired, by a party who does not obtain the approval of the Company's Board of Directors prior to the transaction and prior to acquiring as much as 5% of the Company's Common Stock or (ii) if such an acquisition occurs with the approval of the Company's Board but only after some other party has acquired, or disclosed its intention to attempt to acquire, at least 20% of the Company's Common Stock without the Board's approval having been obtained before such other party has acquired as much as 5% of the Company's Common Stock. As part of the termination benefits, for 36 months following such termination, or, if earlier, until the officer attains age 65 or dies, the Company must pay the officer a cash amount per month equal to 1/12th of his or her highest annual salary during the three years preceding the termination and must provide the officer with health, disability and life insurance coverages in amounts substantially equal to those he or she was receiving at the time of the termination. Also, on the officer's normal retirement date, the Company must pay the officer, or his or her estate in the event of death, a lump sum amount equal to the actuarial equivalent of the additional retirement benefits that would have been due under the Company's pension plans, if employment had continued for the period for which the benefits referred to in the preceding sentence are payable. All of the foregoing benefits are subject to reduction to the extent necessary to avoid being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1954, as amended, with respect to excess "parachute payments" under
Section 180G of such Code. The termination benefits under each of the agreements are to be provided regardless of whether the officer is able to obtain other employment. Each agreement is in effect for a term of three years, provided that another year is automatically added to the term on each anniversary date unless either party has given the other notice that it does not wish to extend the term. In each agreement, the officer agrees not to voluntarily terminate his employment with the Company without giving at least 60 days prior notice and to assist in training his successor during such 60 days. Further, the officer agrees that, during the period termination benefits are provided, he will hold in confidence confidential Company information, consult with the Company on matters pertaining to the Company's business, be a witness for the Company in litigation arising out of pre-termination events and refrain from competition with any business in which the Company or a subsidiary was engaged at the time of termination.

                             PERFORMANCE GRAPH

     The following Stock Price Performance Graph compares the cumulative total return* on the Company's Common Stock, the S&P Stock Index and an Edison Electric Institute peer group index of 42 combination gas and electric utility companies** for a five year period:

                                  (GRAPH)

                      NWPS         S&P 500        EEI Peer
                      ----         -------        --------
Base 12/30/89       $100           $100           $100
1990                110.557         97             98.75
1991                147.702        126            128.05
1992                170.268        136            140.94
1993                184.288        150            157.45
1994                182.061        152            137.19

 *Cumulative total return assumes quarterly reinvestment of dividends.

  **Baltimore Gas & Electric Co., Central Hudson Gas & Elec. Corp., CILCORP Inc., CINergy, Inc., CIPSCO Inc., CMS Energy Corp., Commonwealth Energy System, Consolidated Edison Co. of N.Y., Delmarva Power & Light Co., DPL Inc., IES Industries, Inc., Illinova Corp., Interstate Power Co., Iowa-Illinois Gas & Elec. Co., LG&E Energy Corp., Long Island Lighting Co., Madison Gas & Electric Co., Midwest Resources Inc., Montana Power Co.,
 New York State Elec. & Gas Corp., Niagara Mohawk Power Corp., NIPSCO Industries, Inc., Northern States Power Co., Northwestern Public Service Co., Orange & Rockland Utilities, Inc., Pacific Gas & Electric Co., PECO Energy, Public Service Co. of Colo., Public Service Co. of New Mexico, Public Service Enterprise Group, Inc., Rochester Gas & Electric Corp.,
 San Diego Gas & Electric Co., Scana Corp., Sierra Pacific Resources, Southern Indiana Gas & Elec. Co., St. Joseph Light & Power Co., Utilicorp United, Inc., Washington Water Power Co., Western Resources, Inc., Wisconsin Energy Corp., WPS Resources, and WPL Holdings, Inc.


                               ANNUAL REPORT

     A copy of the Company's Annual Report for the year ended December 31, 1994, has been sent to all stockholders of record as of March 6, 1995, the record date for the determination of stockholders entitled to vote at the Annual Meeting of Stockholders.

                      INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen LLP has served as the Company's independent public accountants continuously since 1932. Upon the recommendation of the Audit Committee, the Board of Directors have selected Arthur Andersen LLP to serve as the Company's independent public accountants during the current year. Representatives of Arthur Andersen LLP will attend the Annual Meeting of Stockholders and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

     During 1994, the Company also engaged Arthur Andersen LLP to render certain non-audit professional services. The Audit Committee of the Board of Directors approved the audit and non-audit services and considered the possible effect of the non-audit services on the independence of the accountants prior to the time the services were rendered.

                    SUBMISSION OF STOCKHOLDER PROPOSALS

     Stockholders who wish to present proposals for consideration at the 1996 Annual Meeting of Stockholders must submit their proposals, together with any supporting statements, to the Company on or before November 15, 1995. Proposals should be sent to the Corporate Secretary at the corporate office of the Company.

                               OTHER MATTERS

     The management does not know of any matter to be brought before the meeting, other than the matters described in the Notice of Annual Meeting accompanying this Proxy Statement. The persons named in the form of proxy solicited by the Board of Directors will vote all proxies which have been properly executed, and if any matters not set forth in the Notice of Annual Meeting are properly brought before the meeting, such persons will vote thereon in accordance with their best judgment.

                              By order of the Board of Directors

                              /s/ Alan D. Dietrich

                              ALAN D. DIETRICH
                              Vice President-Corporate Services
                              and Corporate Secretary
                              Northwestern Public Service Company

March 24, 1995



PLEASE COMPLETE, SIGN, AND RETURN PROMPTLY THE ENCLOSED PROXY SO THAT YOUR STOCK MAY BE REPRESENTED AND VOTED AT THE ANNUAL MEETING.


     MANAGEMENT HEREBY UNDERTAKES TO PROVIDE TO EACH STOCKHOLDER WHOSE PROXY IS SOLICITED FOR THE 1995 ANNUAL MEETING, UPON WRITTEN REQUEST AND WITHOUT CHARGE, A COPY OF THE COMPANY'S 1994 ANNUAL REPORT (FORM 10-K) TO THE SECURITIES AND EXCHANGE COMMISSION. REQUESTS SHOULD BE DIRECTED TO ALAN D. DIETRICH, VICE PRESIDENT-CORPORATE SERVICES AND CORPORATE SECRETARY, NORTHWESTERN PUBLIC SERVICE COMPANY, 33 THIRD ST. SE, P. O. BOX 1318, HURON, SOUTH DAKOTA 57350-1318.




                                IMPORTANT:
                              PLEASE SIGN AND
                            RETURN THE ENCLOSED
                              PROXY PROMPTLY.



                               (PROXY CARD)

                    NORTHWESTERN PUBLIC SERVICE COMPANY
                         Huron, South Dakota 57350

               PROXY FOR 1995 ANNUAL MEETING OF STOCKHOLDERS
               Solicited on behalf of the Board of Directors

     The undersigned hereby appoints R. A. Wilkens and M. D. Lewis, or either of them, proxies of the undersigned, each with the power of substitution, to represent and vote all shares of Common Stock of Northwestern Public Service Company held of record by the undersigned on March 6, 1995, at the Annual Meeting of the Stockholders of the Company to be held on May 3, 1995, and at any adjournments thereof, in accordance with the Notice and Proxy Statement received, as follows:

1.   ELECTION OF CLASS I DIRECTORS

 (Mark only one box)  (  ) FOR all nominees listed below
                           (except as marked to the contrary)

                      (  ) WITHHOLD AUTHORITY
                           to vote for all nominees listed below

                           Nominees:    Herman Lerdal
                                        Raymond M. Schutz
                                        Bruce I. Smith

    (Instruction: To withhold authority to vote for any individual nominee, print that nominee's name on the line provided below.)


    --------------------------------------------------------------------

2. Upon such other matters as may come before said meeting or any adjournments thereof.

                       (Please sign on reverse side)


                        (continued from other side)


THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES NAMED IN ITEM 1.

Dated                  , 1995



------------------------------------     ----------------------------------
            (Signature)                              (Signature)






Please sign above exactly as your name appears on this card. Joint owners should each sign personally. Corporation proxies should be signed by authorized officer. Executors, administrators, trustees, etc., should so indicate when signing.


PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.